                                                                     EXHIBIT 2.2

                     IN THE UNITED STATES BANKRUPTCY COURT
                      FOR THE MIDDLE DISTRICT OF TENNESSEE

                                      )
IN RE:                                )
                                      )
AMERICAN HOMEPATIENT,                 )
     INC., ET. AL.,                   )   CASE NO. 302-08915
     DEBTOR.                          )   CHAPTER 11 (JOINTLY ADMINISTERED)
                                      )   HONORABLE GEORGE C. PAINE, II
                                      )
--------------------------------------------------------------------------------

                                     ORDER

--------------------------------------------------------------------------------

     This matter is before the court on the motion of the Bank of Montreal as

Administrative Agent for the senior secured lenders (hereinafter "Lenders") to

"Re-open the Proof for Confirmation Hearing on Joint Plan of Reorganization."

This is the latest in a series of motions filed by the Lenders in their apparent "scorched earth" efforts to prevent confirmation of the debtor's now confirmed chapter 11 plan.(1) The present motion of the Lenders asks this court to re-open the proof after a five day confirmation hearing to allow them to introduce a "Term Sheet" representing an agreement reached by the Lenders and the Official Committee of Equity Security Holders, but not the debtor. The court denies the motion.

------------------------

     (1) Other filings evidencing the Lenders' tactics include (but are not limited to): discovery requests causing the debtor to seek a protective order that was granted by this court (docket number 828); (2) Motion to Exclude the Expert Testimony of David Resha, which the court denied (docket number 1197);
(3) Motion to Exclude the Expert Testimony to be presented by Houlihan Lokey Howard & Zukin, which the court denied (docket number 1199); (4) Motion to Compel Production of Documents Relied Upon by Testifying Expert which the debtor turned over, see footnote 28 of the Memorandum Opinion dated May 15, 2003 (docket numbers, 1206 and 1275); (5) Motion to Reconsider the Court's Ruling to Exclude Expert Testimony, which the court denied (docket number
1208); (6) Joint Motion of Lenders and Official Committee of Equity Security Holders to Reserve Ruling on Pending Confirmation Issues, which the court denied; and (7) the current Motion to Reopen the Proof.

         The apparent agreement of the Lenders and the Equity Committee comes too late, and any agreement between those parties without the debtor is meaningless, especially since the Equity Committee did NOT file an objection to the debtor's now confirmed chapter 11 plan.

         As noted by the Sixth Circuit in RAMSEY V. UNITED MINE WORKERS OF AMERICA, 481 F.2d 742, 753 (6th Cir. 1973):

         Generally, of course, parties to litigation must present their evidence when the case is called for trial. It is normal to wish to present additional evidence after once having lost a dispute of fact. But, of course, such a practice would lead to never-ending litigation. Additionally, reopening proof on the motion of one party long after trial has been completed can put the opposite party at a distinct disadvantage. Generally, motions for reopening are held to rest in the sound discretion of the trial judge.

ID., SEE ALSO ZENITH RADIO CORP. V. HAZELTINE RESEARCH, INC., 401 U.S. 321, 331, (1971); SWARTZ V. NEW YORK CENTRAL R.R. CO., 323 F.2d 713, 714 (7th Cir.
1963); LOCKLIN V. SWITZER BROTHERS, INC., 299 F.2d 160, 169-170 (9th Cir.
1961); 6A J. MOORE, FEDERAL PRACTICE 59.04[13] (2d ed. 1966). It is natural that the Lenders would want to present evidence to support their desired outcome of this litigation, but the court closed the proof after giving the parties five days to present their cases. The Equity Committee, or its potential members, and the Lenders had over ten months to negotiate a settlement or agreement, and a five day confirmation hearing to present proof of such. The court finds that the proof should not be re-opened as the Lenders have presented no reasonable basis to do so.

         The court has now confirmed the debtor's chapter 11 plan, and the Lenders' remedy is not a re-opening of the proof to offer rebuttal evidence as to why the debtor opposes the proposed settlement. The Lenders correctly note that the term sheet is not a settlement offer from the debtor, and therefore Federal Rule of Evidence 408 does not


                      2-U.S. Bankruptcy Court, M.D. Tenn.

apply. Exactly because it is not a settlement with the debtor, it is not a basis to re-open the proof. In essence, the Lenders are asking to counter-propose an alternative chapter 11 plan, and ask the court to decide why the Lender's plan should not be accepted. The only plan for consideration before the court was the co-proposed plan of the debtor and the Official Committee of Unsecured Creditors, that was not objected to by the Equity Committee, and that the court has now confirmed.

         To maintain the clarity of the record in this case, the court finds that this order shall be made an addendum to the court's Memorandum Decision entered May 15, 2003, docket number 1275.(2) Therefore, any reference to the Memorandum decision shall likewise include this Order. The court denies the Lender's motion to re-open the proof.

         It is therefore so ORDERED.
         This ____ day of May, 2003.

A copy of this order shall be mailed in accordance with Fed. R. Bankr.P. 2002, LBR 9013-1 and 9013-3 by:

[X] Debtor or Dr's Atty     [ ] Atty for Movant                 /s/ George C. Paine, II                 May 21, 2003
[ ] Trustee or Tr's Atty    [ ] _______________                 -----------------------------------
                                                                George C. Paine, II
                                                                Chief Judge
                   Clerk's Office only:                         United States Bankruptcy Court
[ ] Chief Deputy            [ ] Debtor and Dr's Atty
[ ] Financial Clerk         [ ] Trustee &/or Tr's Atty
[ ] Judgment Book           [ ] Movant &/or Mvt's Atty
[ ] Adversary Case          [ ] All parties to agreed order
[ ] UST                     [ ] All parties in cert of svc
[X] Judge Paine             [ ] All creditors

---------------

         (2) By making this order an addendum to the Memorandum Opinion, the record will clearly reflect that the court considered the pending motion to re-open the proof, but denied such request, thereby hopefully concluding all pending confirmation issues.

                     3-U.S. Bankruptcy Court, M.D. Tenn.